Exhibit 99.1

The following table presents total consolidated revenues (unaudited) for our reportable segments for the four fiscal quarters in 2017 and the first three fiscal quarters of 2018, as recast for the effects of discontinued operations:

(in millions, may not sum due to rounding)	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Brazil	$121.1	$225.6	$122.8	$217.8	$170.5	$260.6	$116.8
Mexico	148.3	159.6	155.9	194.2	141.2	160.0	150.9
Andean	299.6	409.5	135.1	306.5	295.2	371.0	113.0
Rest of World	56.5	61.3	52.3	65.6	49.0	55.4	44.7
Online & Partnerships	165.2	165.0	168.0	169.4	168.4	175.5	177.1
Corporate(1)	(3.7)	(3.9)	(1.8)	(2.2)	(5.7)	(5.4)	(3.5)
Consolidated Total Revenues	$787.1	$1,017.2	$632.2	$951.2	$818.6	$1,017.1	$599.0
(1) Represents the elimination of intersegment revenues and amounts related to Corporate.

Non-GAAP Financial Measure

We define Adjusted EBITDA as income (loss) from continuing operations, before equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), loss (gain) on sale of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, loss (gain) on derivatives, loss on debt extinguishment, interest expense and interest income, plus depreciation and amortization, share-based compensation expense, loss on impairment of assets and expenses related to implementation of our EiP initiative. When we review Adjusted EBITDA on a segment basis, we exclude inter-segment revenues and expenses that eliminate in consolidation. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.

Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table presents Adjusted EBITDA (unaudited) for our reportable segments, as well as our Corporate segment, for the four fiscal quarters in 2017 and the first three fiscal quarters of 2018, as recast for the effects of discontinued operations:

(in millions, may not sum due to rounding)	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Brazil	$0.7	$77.9	$(26.0)	$72.9	$9.1	$91.3	$(39.1)
Mexico	23.7	27.8	30.4	68.6	6.5	34.2	37.9
Andean	90.6	184.2	(39.4)	92.8	90.6	164.5	(46.6)
Rest of World	5.3	7.6	3.0	22.3	(0.4)	6.7	3.8
Online & Partnerships	45.7	45.4	45.0	58.8	42.9	48.8	54.1
Corporate	(45.5)	(39.3)	(42.6)	(51.4)	(48.7)	(68.9)	(35.0)
Consolidated Total Adjusted EBITDA	$120.5	$303.7	$(29.7)	$264.0	$99.9	$276.5	$(25.0)

The following table (unaudited) reconciles consolidated income (loss) from continuing operations to Adjusted EBITDA for the four fiscal quarters in 2017 and the first three fiscal quarters of 2018:

(in millions, may not sum due to rounding)	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
(Loss) income from continuing operations	$(43.8)	$173.8	$(165.6)	$171.6	$(67.2)	$83.2	$(166.8)
Plus:
Equity in net income of affiliates, net of tax	—	—	—	(0.2)	—	—	—
Income tax (benefit) expense	(3.8)	92.7	(23.1)	(105.0)	12.5	33.2	(32.1)
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(47.6)	266.5	(188.7)	66.5	(54.7)	116.4	(198.9)
Plus:
Loss on sale of subsidiaries, net	—	—	—	10.5	—	—	—
Foreign currency exchange loss (gain), net	26.5	5.7	11.8	(4.8)	(6.6)	10.4	(1.5)
Other (income) expense, net	(8.3)	0.1	(2.6)	1.3	0.8	0.3	(0.5)
Loss (gain) on derivatives	0.1	(111.6)	19.3	(9.5)	19.9	(27.0)	(12.1)
Loss on debt extinguishment	—	—	7.5	—	—	6.9	1.5
Interest expense	58.3	60.1	63.3	78.2	69.1	91.9	95.7
Interest income	(3.5)	(2.6)	(3.3)	(2.2)	(3.7)	(2.8)	(3.2)
Operating income (loss)	25.6	218.1	(92.6)	140.1	24.9	196.0	(119.0)
Plus:
Depreciation and amortization	53.5	52.9	57.0	51.8	51.9	51.6	48.9
EBITDA	79.1	271.1	(35.6)	191.9	76.8	247.7	(70.1)
Plus:
Share-based compensation expense (a)	6.4	7.3	(4.1)	19.6	8.0	12.1	22.2
Loss on impairment of assets (b)	10.0	—	—	7.1	—	—	—
EiP implementation expenses (c)	25.0	25.2	10.1	45.3	15.2	16.8	22.9
Adjusted EBITDA	$120.5	$303.7	$(29.7)	$264.0	$99.9	$276.5	$(25.0)

(a) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC 718.

(b)	Represents non-cash charges related to impairments of long-lived assets.

(c)
EiP implementation expenses are related to our Excellence-in-Process (EiP) initiative, an enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP began in 2014 and was substantially completed in 2017, and includes the establishment of regional shared service organizations around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we have expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with dispositions.

The following table presents new enrollments for our reportable segments for the four fiscal quarters in 2017 and the first three fiscal quarters of 2018, as recast for the effects of discontinued operations:

(rounded to the nearest hundred)	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Brazil	54,200	16,200	86,600	6,200	49,600	11,100	82,900
Mexico	63,800	15,300	28,300	1,500	63,200	14,500	28,100
Andean	22,700	3,400	91,900	1,100	21,700	17,600	76,200
Rest of World	4,700	2,200	5,300	500	4,600	1,600	5,300
Online & Partnerships	9,900	8,100	9,000	7,300	9,800	8,900	9,100
Total New Enrollments	155,300	45,200	221,100	16,600	148,900	53,700	201,600

The following table presents total enrollments for our reportable segments for the four fiscal quarters in 2017 and the first three fiscal quarters of 2018, as recast for the effects of discontinued operations:

(rounded to the nearest hundred)	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Brazil	273,000	293,700	291,700	271,200	275,000	282,200	283,900
Mexico	210,200	187,600	198,900	214,200	212,300	191,800	200,200
Andean	314,800	321,300	327,400	299,100	307,400	313,700	311,200
Rest of World	19,100	17,300	18,500	17,200	16,700	15,300	16,300
Online & Partnerships	62,000	58,900	62,300	63,500	64,700	65,900	67,000
Total Enrollments	879,100	878,800	898,800	865,200	876,100	868,900	878,600

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